Exhibit 99.1

RULES OF THE GEOPARK GROUP
STOCK AWARDS PLAN

Approved as to its main terms by the Company’s shareholders on 19 November 2007 and adopted by the Board on 3 November 2008

Contents

Clause		Page

1	Definitions	3

2	Commencement and Title	8

3	Grant of Awards	8

4	Plan Limit	9

5	Assignment and Transfer	9

6	Vesting of Awards	10

7	Distributions	10

8	Cessation of Service	11

9	Lapse of Awards	11

10	Manner of Exercise and Settlement	12

11	Cash Settlement	13

12	Taxation and Withholding	13

13	Reconstruction, Takeover or Liquidation	14

14	Capital Reorganisation	14

15	Participation in the Plan and Employment	15

16	Amendments	15

17	Administration	16

18	Rights of Shares	17

19	General	17

1	Definitions

1.1	In these Rules (unless the context otherwise requires) the following words and phrases have the following meanings:

AIM: the securities market known as the Alternative Investment Market of the London Stock Exchange;

AIM Rules: the rules published by the London Stock Exchange for AIM companies and their nominated advisers;

Annual Grant Period: a period of 42 days commencing on the Dealing Day following the announcement by the Company of its results for any period;

Award: any Option or Performance Share Award;

Award Certificate: a certificate issued by the Company or the Trustee as evidence of the grant of an Award to an Eligible Individual;

Award Tax Liability: an amount sufficient to satisfy all taxes, duties, social security or national insurance contributions or any other amounts arising in any jurisdiction in connection with the grant, holding, Exercise, Vesting or surrender of an Award or settlement of an Award in cash pursuant to Rule 11 and which are required to be withheld or accounted for by the Withholding Agent;

Bermudan Act: the Bermuda Companies Act 1981;

Board: the board of directors from time to time of the Company or a duly authorised committee thereof;

Commencement Date: the date on which the Plan is adopted by the Board;

Committee: the duly authorised remuneration committee of the Board;

Company: Geopark Holdings Limited, a company incorporated in Bermuda under No. EC33273;

Company’s Dealing Code: such code, regulations and laws applicable to the Company and regulating dealings in Shares by directors or employees of the Group including the AIM Rules and the Company’s own internal dealing code as in force from time to time;

Company’s Share Plans: the Geopark Group Executive Stock Option Plan and the Geopark Group Stock Purchase Plan;

Compulsory Acquisition Period: the period during which any person is entitled to acquire Shares pursuant to sections 102 and 103 of the Bermudan Act;

Consultancy Service: the provision of advice or service to a Group Company by any person (whether an individual, company or other entity);

Consultant: any provider of a Consultancy Service who is not in Employment;

Control: in relation to the Company, the power of a person to secure:

(a)	by means of the holding of shares or the possession of voting power in relation to that or any other body corporate, or

(b)	as a result of any powers conferred by the articles of association or other document regulating that or any other body corporate,

that the affairs of the Company are conducted in accordance with such person’s wishes;

Date of Grant: the date on which an Award is granted in accordance with Rule 3.1;

Dealing Day: any day on which the London Stock Exchange is open for the transaction of business;

Distribution: any distribution of the Company’s assets to its members, whether in cash or otherwise, except for:

(a)	an issue of shares as fully or partly paid bonus shares;

(b)	the reduction of share capital:

(i)	by extinguishing or reducing the liability of any of the members on any of the Company’s shares in respect of share capital not paid up, or

(ii)	by repaying paid-up share capital;

(c)	the redemption or purchase of any of the Company’s own shares out of capital (including the proceeds of any fresh issue of shares) or out of unrealised profits; or

(d)	a distribution of assets to members of the Company on its winding up;

Distribution Shares: the Shares determined to be included in an Award pursuant to Rule 7.1;

Eligible Individual: any person holding Employment with any Group Company (including an executive director) or any Consultant;

Employing Company: the Company or any other Group Company by which the Participant is or, where the context so admits, was employed;

Employment: office or employment with any Group Company;

Exercise: in relation to a Subsisting Option, the Board procuring that the Participant is issued and allotted or transferred the relevant Shares and thereby acquires absolutely the beneficial interest in such Shares (or relevant proportion of the Shares) and “Exercised” shall be construed accordingly;

Exercisable: in relation to a Subsisting Option, the Participant being entitled to Exercise such Subsisting Option and “Unexercisable” shall be construed accordingly;

Exercise Price: in relation to an Option, the aggregate nominal value of the Shares subject to the Option;

Group: the Company and its Subsidiaries from time to time;

Group Company: the Company or any one of its Subsidiaries;

Internal Reorganisation: any compromise, arrangement, offer or other event (including any Transaction Event) which, in the reasonable opinion of the Board, having regard to the shareholdings in the Company and any acquiring company before and after such event, and/or the consideration given for the acquisition of the Shares and/or any other matter which it considers relevant, is in the nature of an internal reorganisation or reconstruction of the Group;

London Stock Exchange: London Stock Exchange plc or any successor thereto;

Market Value: in relation to a Share:

(a)
at any time at which the Shares are admitted to trading on AIM, the middle market quotation of a Share on the relevant date (or the first Dealing Day immediately following the relevant date if the relevant date is not a Dealing Day) or if the Board so determines, the average of the middle market quotations of a Share on the three consecutive Dealing Days immediately preceding the relevant date provided that such Dealing Day(s) shall not fall within any Prohibited Dealing Period and in such event the first Dealing Day(s) following the end of the Prohibited Dealing Period shall apply;

(b)	at any time at which the Shares are not so admitted, the Board’s reasonable opinion of the fair market value on the day immediately preceding the relevant date;

Notice of Exercise: a notice in such form as the Board may determine from time to time;

Option: a right to acquire a specified number of Shares at the Exercise Price;

Option Period: in relation to an Option, such period as the Board may, in its discretion, determine and communicate, beginning no earlier than the first anniversary of the Date of Grant and ending no later than the tenth anniversary of the Date of Grant;

Participant: any Eligible Individual who has been granted and remains entitled to a Subsisting Award or (where the context permits) the personal representative(s) of any such individual;

Performance Condition: any condition or conditions which can be measured objectively determined by the Board on or prior to the Date of Grant determining whether a Subsisting Award Vests or becomes Exercisable relating to the performance of the Company, Group or the Participant’s personal contribution;

Performance Period: any period specified by the Board over which a Performance Condition is to be measured or achieved for the purpose of determining whether and to what extent the Performance Condition relating to a Subsisting Award has been satisfied;

Performance Share Award: a conditional award of a specified number of Shares which may be acquired for nil or nominal consideration;

Plan: the Geopark Group Stock Awards Plan constituted by these Rules as amended or supplemented from time to time;

Prohibited Dealing Period: any period during which dealings in Shares are prohibited as a result of the Company’s Dealing Code;

Rules: these rules as from time to time amended in accordance with their provisions;

Share: an ordinary share in the capital of the Company;

Subsidiary: a company which is a subsidiary of the Company (such that the Company directly or indirectly controls the composition of that company’s board of directors or holds more than half in nominal value of its equity share capital) and which is under the Control of the Company;

Subsisting Award: an Award to the extent that it has neither lapsed nor been settled in accordance with Rule 11, a Performance Share Award to the extent that it has not Vested or an Option to the extent that it has not been Exercised (as the case may be) and the terms “Subsisting Option” and “Subsisting Performance Share Award” shall be construed accordingly;

Transaction Event:

(a)	any person obtains Control of the Company as a result of making a general offer to acquire the whole of the issued share capital of the Company or all the shares in the Company which are of the same class as the Shares (which is made on a condition that the person making such offer will acquire Control). For this purpose a person shall be deemed to have obtained Control if he and others acting in concert with him have obtained Control; or

(b)
pursuant to sections 99 or 104 to 109 of the Bermudan Act the court sanctions a compromise or arrangement carried out by the Company proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies likely to affect or apply to Shares;

or

(c)	any person becomes entitled to acquire Shares pursuant to sections 102 and 103 of the Bermudan Act; or

(d)	the Company passes a resolution for voluntary winding-up;

Trust: any employee benefit trust established by any Group Company;

Trustee: the trustee of the Trust;

Vest: in relation to:

(a)
a Subsisting Performance Share Award, the Board procuring that the Participant is issued and allotted or transferred the relevant Shares and thereby acquires absolutely the beneficial interest in the Shares (or the relevant proportion of the Shares); and

(b)	in relation to a Subsisting Option, such Option first becoming Exercisable and “Vesting”, “Vested” and “Unvested” shall be construed accordingly;

Vesting Date: a date or day determined by the Board occurring after the expiry of the Vesting Period and upon which a Subsisting Award (or the relevant proportion thereof) shall, subject to these Rules, Vest;

Vesting Period: in relation to an Award (or the relevant proportion thereof), the period determined by the Board in its discretion on or prior to the Date of Grant (which shall be not less than one year and not more than five years in length) following which the Subsisting Award (or the relevant proportion thereof) may Vest subject to the Participant having remained an Eligible Individual and the satisfaction of any Performance Condition; and

Withholding Agent: a Participant’s Employing Company, any other Group Company or former Group Company, the Trustee or any other entity or person designated by the Board.

1.2	Where the context so admits the singular shall include the plural and vice versa and the masculine gender shall include the feminine.

1.3
Any reference to a statutory provision is to be construed as a reference to that provision as for the time being amended or re-enacted and shall include any regulations or other subordinate legislation made under it.

2	Commencement and Title

The Plan shall commence on the Commencement Date and shall be known as the Geopark Group Stock Awards Plan.

3	Grant of Awards

3.1	The Board may, in its absolute discretion, select Eligible Individuals to participate in the Plan, however, no Eligible Individual shall be entitled as of right to have an Award granted to him.

3.2
The extent of any grant of an Award shall be determined by the Board in its absolute discretion subject to the limit contained in Rule 4 and the Board shall determine the Vesting Date(s) applicable to the entire Award or a proportion of the Shares subject to an Award.

3.3
The grant of any Award to a director of the Company, the material terms of such director’s Award and the exercise of any discretion by the Board with respect to any Subsisting Award held by a director shall be subject to the approval of the Committee.

3.4	An Award shall be designated as an Option or a Performance Share Award and an Eligible Individual may be granted any combination of Awards, whether in a single grant or pursuant to a series of grants.

3.5	No payment will be required in consideration for the grant of an Award.

3.6	Subject to Rules 3.7 and 3.8 below, the Board may grant Awards following the Commencement Date:

3.6.1	within 42 days of the Commencement Date;

3.6.2	during the Annual Grant Period; and

3.6.3
where the Board resolves that exceptional or other circumstances have arisen which justify the grant of an Award (including without limitation the recruitment of an Eligible Individual by a Group Company).

3.7	No Award may be granted during a Prohibited Dealing Period.

3.8	No Award may be granted under the Plan after the tenth anniversary of the Commencement Date.

3.9	The Board shall grant Awards in such form as the Board shall decide and each Participant shall be issued with an Award Certificate evidencing the grant of the Award.

3.10
The Board may grant each Award subject to a Performance Condition, subject to which (save as otherwise provided for in these Rules) a Subsisting Award may Vest or be Exercised. No such Performance Condition may subsequently be varied or waived (save as otherwise provided for in these Rules) unless an event occurs which causes the Board to determine that such condition shall have ceased to be appropriate whereupon the Board may in its absolute discretion vary or waive such condition so that any new Performance Condition imposed or any variation are in its opinion fair, reasonable and no more difficult to satisfy than the previous condition.

4	Plan Limit

The number of Shares issuable pursuant to an Award made on any Date of Grant when added to the number of Shares issued and remaining issuable (or transferred or remaining transferable by the Company from treasury) pursuant to Awards granted in the ten years preceding the Date of Grant under the Plan and awards granted under the Company’s Share Plans and any other discretionary share plan adopted by the Company (excluding any awards which have lapsed) shall not exceed twelve per cent. (12%) of the issued share capital of the Company on the Date of Grant1.

4.1	To the extent that Awards granted on the same Date of Grant exceed the limit in this Rule 4, such grants shall be void as to such excess on a pro-rata basis.

5	Assignment and Transfer

An Award may not be transferred, charged, pledged, mortgaged or encumbered in any way whatsoever by a Participant or his personal representative(s). This Rule 5 shall not prevent the personal representative(s) of a deceased Participant from Exercising an Option or from receiving Shares pursuant to a Vested Performance Share Award in accordance with the Rules.

 1 IPO Awards will not count towards this limit.

If the Board at any time determines that an Award shall be settled in cash as a stock appreciation right pursuant to Rule 11 or an Award is settled in cash pursuant to Rule 11, such Awards will not count towards this limit.

6	Vesting of Awards

6.1
Subject to Rule 6.2 and Rule 11 (Cash Settlement), unless otherwise provided for in these Rules, a Subsisting Award shall Vest subject to the satisfaction of any relevant Performance Conditions (such satisfaction to be determined by the Committee using such objective criteria as the Committee shall determine) on the Vesting Date provided that the Participant has remained an Eligible Individual for the duration of the Vesting Period.

6.2
If the day of Vesting of a Subsisting Award in accordance with these Rules would fall during a Prohibited Dealing Period, the Subsisting Award shall Vest on the first Dealing Day immediately following the end of such period.

6.3
The Vesting of a Subsisting Award and Exercise of a Subsisting Option shall be conditional on the obtaining of any necessary consents from any competent authority and the terms of such consent and provided the Board considers such Vesting or Exercise to be lawful.

6.4
The Vesting of a Performance Share Award may (if the Board so determines) be subject to payment by the Participant of an acquisition cost equal to the aggregate nominal value of the Shares subject to such Subsisting Award.

6.5
Shares allotted issued or transferred pursuant to the Plan will rank pari passu in all respects with the other Shares then in issue except that they will not rank for any Distribution of the Company paid or made by reference to a record date falling prior to the date of issue or transfer.

7	Distributions

7.1
The Board in its absolute discretion may determine that if a Distribution arises or has arisen during the period commencing on the Date of Grant and ending on the settlement of an Award the number of Shares subject to the Subsisting Award shall be increased by the number of Distribution Shares calculated in accordance with Rule 7.2 below.

7.2	The number of Distribution Shares shall be calculated using the following formula:

where:	X is the total number of Shares in respect of which the Award was granted;

Y is the value of the Distribution (in pence, on a per Share basis and including the value of any tax credit associated with the Distribution);

Z      is the Market Value of a Share on the first Dealing Day on which Shares are traded without the benefit of the relevant Distribution (i.e. “ex-dividend”); and

DS is the whole number of Distribution Shares (i.e. ignoring any fractional share).

8	Cessation of Service

8.1	If a Participant ceases to be an Eligible Individual prior to the Vesting Date(s) relating to a Subsisting Award:

8.1.1
any Unvested element of his Subsisting Award shall immediately lapse, unless the Board in its absolute discretion determines that the Award shall Vest and, in which case, the Board may determine the extent to which an Award shall Vest; and

8.1.2	the Board shall determine, in relation to a Subsisting Option, the period of time following such cessation during which the Option shall remain Exercisable.

8.2	For the purpose of this Rule 8, Rule 9 below and the Plan only:

8.2.1	subject to Rules 8.2.2 to 8.2.5 below, a Participant ceases to be an Eligible Individual on the date he is neither a director nor an employee of any Group Company nor a Consultant;

8.2.2	if a Participant has received or given notice of the cessation of his service, he may, at the absolute discretion of the Board, be treated as having so ceased on the date of such notice;

8.2.3
if a Participant’s Employment is suspended in accordance with his Employing Company’s disciplinary procedures he may not Exercise any Subsisting Option and any Subsisting Performance Share Award shall not Vest for so long as he remains suspended and if his Employment is subsequently terminated he shall be treated as having ceased Employment on the date on which he is suspended unless the Board in its absolute discretion determines otherwise;

8.2.4	a Participant shall not cease Employment if absent from work on sick leave until such time as he ceases to be entitled to return to work; and

8.2.5	a female Participant shall not cease Employment if absent from work wholly or partly because of pregnancy until such time as she ceases to be entitled to return to work.

9	Lapse of Awards

9.1	A Subsisting Award, whenever granted, shall lapse and cease to be capable of Vesting or Exercise upon the earliest to occur of the following:

9.1.1	the expiry of the Option Period, in relation to a Subsisting Option;

9.1.2	the expiry of the period referred to in Rule 8.1.2, in relation to a Subsisting Option.

9.1.3	the expiry of the Performance Period applicable to a Performance Condition relating to an Award if the condition remains unfulfilled at that date, except that:

(a)
where the Performance Condition allows for a Subsisting Award to Vest in part on partial satisfaction of the Performance Condition, a Subsisting Award shall lapse only to the extent of the Unvested part; and

(b)	a Subsisting Option shall not lapse at the end of the Performance Period to the extent that it has become Exercisable pursuant to Rules 8.1 or 13.1;

9.1.4	the date on which the Participant ceases to be an Eligible Individual to the extent that the Subsisting Award does not Vest in accordance with Rule 8;

9.1.5	subject to Rule 13.2 below, the first to expire of the periods mentioned in Rule 13.1.2;

9.1.6	the date upon which the Participant is adjudicated bankrupt; or

9.1.7	any breach or purported breach of Rule 5 by the Participant.

10	Manner of Exercise and Settlement

10.1
Exercise of a Subsisting Option shall be conditional on the Participant lodging with the Secretary of the Company at its registered office (or otherwise as may be notified to Participants from time to time):

10.1.1	the Award Certificate in respect of the Subsisting Option to be Exercised;

10.1.2	a Notice of Exercise in such form as the Board may from time to time prescribe; and

10.1.3	payment (in such manner as the Board shall direct) of the Exercise Price in respect of the Option and which may comprise (at the Board’s discretion) an undertaking to pay.

10.2
A Subsisting Option may be Exercised in whole or in part. Following any Exercise in part (other than an Exercise which exhausts the Subsisting Option), the Participant shall be sent a new Award Certificate in respect of the balance of Shares which are the subject of such Subsisting Option.

10.3
Every Participant hereby grants any director of the Company from time to time the discretion to act as his attorney to perform and do all such acts and things necessary or desirable to procure the Exercise of his Option if a Subsisting Option has become Exercisable pursuant to the Rules and the Option has not been Exercised by the day immediately preceding the end of the Option Period or such shorter period during which the Option may be Exercised pursuant to these Rules.

10.4	If the Exercise of a Subsisting Option would fall during a Prohibited Dealing Period, the Option shall be Exercised on the first Dealing Day immediately following the end of such period.

11	Cash Settlement

11.1
Subject to having obtained the relevant Participant’s prior consent, the Board may at its absolute discretion determine at any time prior to the Vesting of a Performance Share Award or Exercise of an Option, that the Participant be paid in full and final settlement of his Subsisting Award a cash amount equal to the number of Shares otherwise deliverable to the Participant pursuant to his Subsisting Award multiplied by the Market Value on the day on which the Performance Share Award would have Vested or the Subsisting Option would have been Exercised (as the case may be).

11.2	Any payment made pursuant to this Rule 11 shall be paid to the Participant net of any Award Tax Liability.

12	Taxation and Withholding

12.1
Any Group Company, any Trustee or the Withholding Agent (if different) shall have the right, prior to the delivery of the Shares otherwise deliverable to a Participant upon the Vesting of a Subsisting Performance Share Award or Exercise of a Subsisting Option:

12.1.1	to require the Participant to remit to or at the direction of the Withholding Agent an amount sufficient to satisfy the Award Tax Liability; or

12.1.2	to reduce the number of Shares otherwise deliverable to the Participant by an amount equal in value to the amount of the Award Tax Liability; and/or

12.1.3
to sell a sufficient number of Shares on behalf of the Participant to realise sale proceeds as near as possible equivalent to the Award Tax Liability and remit such amount to or at the direction of the Withholding Agent in satisfaction of the liability; and/or

12.1.4	to deduct the amount of the Award Tax Liability from cash payments otherwise to be made to the Participant by any Group Company, Trustee or Withholding Agent.

12.2	The Board may make such arrangements and determinations in this regard, consistent with the Rules, as it may in its absolute discretion consider to be appropriate.

13	Reconstruction, Takeover or Liquidation

13.1	If a Transaction Event occurs (excluding an event which constitutes an Internal Reorganisation) on or before a Subsisting Award has Vested, Participants shall be notified and:

13.1.1	all Performance Share Awards shall Vest immediately prior to the occurrence of the Transaction Event; and

13.1.2
all Subsisting Options shall become Exercisable immediately prior to the Transaction Event for the period of three months or in the case of a person becoming entitled to acquire Shares pursuant to sections 102 and 103 of the Bermudan Act, up to the end of the Compulsory Acquisition Period;

provided that the number of Shares (if any) which shall Vest pursuant to Awards shall be determined by and taking into account the extent to which the Committee in its absolute discretion determines that the Performance Condition has been or is likely to have been achieved at the end of the Performance Period.

13.2
If a company obtains Control of the Company pursuant to a Transaction Event, any Participant may, by agreement with that other company (the “Acquiring Company”), within the period of one month from the date of the Transaction Event release any Subsisting Awards in consideration of the grant of a new award on such terms as are agreed with the Acquiring Company.

13.3	In the event of an Internal Reorganisation, the Board may in its absolute discretion determine whether:

13.3.1	Subsisting Awards shall Vest in accordance with Rule 13.1 above; or

13.3.2
Subsisting Awards shall automatically be exchanged for equivalent awards in the Acquiring Company pursuant to Rule 13.2 above and Participants shall be deemed to have agreed to such release of their Subsisting Awards in consideration for the grant of equivalent new awards.

14	Capital Reorganisation

14.1
In the event of any variation in the ordinary share capital of the Company by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction of capital or otherwise, or in the event of any payment of a special dividend:

14.1.1	the number of Shares subject to any Subsisting Awards; and

14.1.2
where a Subsisting Award has Vested or been Exercised but, as at the date of the variation of capital referred to above, no Shares have been allotted or transferred pursuant to such Vesting or Exercise, the number of Shares which shall be so allotted or transferred may be varied in such manner as the Board shall determine to be fair and reasonable.

14.2
The Board shall notify Participants in such manner as it thinks fit of any adjustment made under Rule 14.1 and may call in, cancel, endorse, issue or re-issue any Award Certificate to reflect any such adjustment.

15	Participation in the Plan and Employment

15.1
No individual shall have any claim against any Group Company arising out of his not being admitted to participation in the Plan which (for the avoidance of doubt) is entirely within the discretion of the Board.

15.2
The Plan shall not form part of any contract of employment or service between any Group Company and any office holder or employee and the rights and obligations of any individual under the terms of his office or employment with any Group Company shall not be affected by his participation in the Plan.

15.3
No Participant shall be entitled to claim compensation or damages from any Group Company in respect of any diminution or extinction of his rights or benefits (actual or potential) pursuant to any Award granted to him as a result of the exercise or failure to exercise any discretion vested in the Board or Committee under the Plan to the advantage or fullest advantage of the Participant.

15.4	Each Group Company shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Plan or any Award or Participant.

15.5
Neither any Award nor any benefit which may accrue thereunder shall form part of an individual’s pensionable remuneration for the purposes of any pension plan or similar arrangement which may be operated by any Group Company.

15.6
Neither any Award nor any benefit which may accrue thereunder shall form part of an individual’s pensionable remuneration for the purposes of any pension plan or similar arrangement which may be operated by any Group Company.

16	Amendments

16.1
Subject to Rule 16.2, these Rules may be amended by the Committee in any way, provided that, if and so long as Shares are traded on AIM, no alteration to the material advantage of Eligible Individuals or Participants may be made to the provisions relating to:

16.1.1	the persons to whom Awards may be granted;

16.1.2	the limits on the number of Shares in respect of which Awards may be granted;

16.1.3	the basis for determining Participants’ entitlements to, and the terms of, Shares to be provided under this Plan;

16.1.4	any rights attaching to Shares comprised in Awards;

16.1.5	the adjustment of Awards in the event of a variation of capital; and

16.1.6	this Rule 16,

without the prior approval of the Company’s shareholders in general meeting except for minor amendments which the Committee considers necessary or desirable in order to benefit the administration of the Plan, to take account of a change in the applicable legislation in any country or territory or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Company (including, for the avoidance of doubt, the addition of schedules to these Rules to facilitate the grant of Awards to Eligible Individuals in particular jurisdictions) provided that such amendments or additions do not affect the basic principles of the Plan.

16.2
No amendment may operate to vary adversely (in a material respect) the terms of any Awards granted prior to such amendment unless such amendment is made with the consent in writing of Participants holding Awards over at least fifty per cent of the Shares subject to Subsisting Awards so affected.

16.3	Written notice of any amendment in accordance with this Rule shall be given to all affected Participants.

17	Administration

17.1
The Plan and the grant of Awards under the Plan may be administered by the Board or the Committee and, where administered by the Committee, references in these Rules to the Board shall be interpreted as references to the Committee.

17.2
The Board and the Trustee shall have power from time to time to make and vary such regulations (not being inconsistent with the Plan) for the implementation and administration of the Plan as it thinks fit.

17.3	The decision of the Board shall be final and binding in all matters relating to the Plan.

17.4	The costs of establishing and administering the Plan and any expenses (including stamp duty) involved in any transfer of Shares to a Participant shall be borne by the Company.

17.5
The Company shall not be obliged to provide Eligible Individuals or Participants (or their personal representatives) with copies of any notices, circulars or other documents sent to shareholders of the Company.

18	Rights of Shares

18.1	If and so long as Shares are traded on AIM, the Company will apply for any Shares issued pursuant to this Plan to be admitted to trading on AIM.

18.2
All allotments, issues and transfers of Shares are subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant is responsible for complying with any requirements to obtain or avoid the need for any such consent.

19	General

19.1
The Plan shall commence on the Commencement Date and shall (unless terminated earlier by a resolution of the Board or a resolution of the Company in general meeting) terminate upon the tenth anniversary of such date. Upon termination (howsoever occurring), no further Awards may be granted under the Plan but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

19.2
The Company will at all times keep available sufficient authorised and unissued Shares to satisfy to the full extent still possible all Subsisting Awards granted by the Company, taking account of any other obligations of the Company to issue Shares. The Trustee will at all times keep available sufficient Shares to satisfy to the full extent still possible all Subsisting Awards granted by the Trustee, taking account of any other obligations of the Trustee to transfer Shares. For the purposes of this Rule 19.2, Shares shall be available to the Trustee where they are part of the assets of the Trust or are subject to an agreement whereby the Trustee can require that Shares are transferred or issued to it or transferred or issued directly to the Participant in satisfaction of the Trustee’s obligation to satisfy Awards but shall not be available where the Trustee has agreed or may be required to transfer Shares other than on the Exercise of an Option or Vesting of a Performance Share Award.

19.3
The existence of any Award shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations, reductions of capital, purchases or redemptions of its Shares or any other changes in the structure of the Company’s share capital or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

19.4
Notwithstanding any other provision of this Plan, the rights and obligations of a Participant under the terms and conditions of his office, employment or consultancy arrangement shall not be affected by his participation in this Plan or any right he may have to participate in this Plan. An Eligible Individual who participates in this Plan waives all and any rights to compensation or damages in consequence of:

(a)	the termination of his office or employment or consultancy with any company for any reason whatsoever – whether lawful or unlawful; and/or

(b)	the exercise or failure to exercise any discretion conferred by the Rules insofar as those rights arise or may arise from his ceasing to have rights under, or to be entitled to his Award under, this Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant’s terms of employment or retention shall be varied accordingly.

19.5
All allotments, issues and transfers of Shares under this Plan will be subject to the Company obtaining any consents required under any relevant legislation and Participants will be responsible for complying with all relevant requirements in order to obtain or avoid the necessity for any such consent.

19.6
Neither the Company nor the Trustee shall have any obligation to notify Participants (or their personal representatives, as the case may be) of the forthcoming lapse of an Award or, save as otherwise provided for in this Plan, to provide other reports to Participants as to the status of their Awards.

19.7
The Company shall not be responsible for obtaining any governmental, regulatory or other official consent that may be required in any country or jurisdiction in order to permit the grant of an Award to a particular Eligible Individual or the Vesting or Exercise of an Award by a particular Participant. The Eligible Individual or Participant (as the case may be) shall be responsible for obtaining any such consent and the Company shall not be responsible for any failure by any Eligible Individual or Participant to do so or for any tax or other liability to which a Participant may become subject as a result of his participation in this Plan.

19.8
It is a condition of participation in the Plan that a Participant agrees to the holding of information about the Participant by the Company and authorises the Company and its agents and advisers to use such information according to these Rules for the purposes of the Plan. It is a further condition of participation in the Plan that each Participant agrees that data concerning the Participant’s participation may be processed by agents of the Company wherever located. The Company and the Trustee shall use their best endeavours to ensure that information held about the Participant is kept confidential.

19.9
Save as otherwise provided for in the Plan, any notice or communication to be given to any Eligible Individual or Participant may be given by electronic mail, personally delivered or sent by ordinary post to the person’s last known address and where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped. Share certificates and other communications sent by post will be sent at the risk of the Eligible Individual or Participant concerned and the

Company and the Trustee shall have no liability whatsoever to any such person in respect of any notification, document, share certificate or other communication so given, sent or made.

19.10	Any notice to be given to the Company or the Trustee shall only be delivered or sent to their respective registered offices addressed to a director and shall be effective upon receipt.

19.11
The Plan and all Awards granted under it shall be governed by and construed in accordance with English law and any dispute shall be subject to the exclusive jurisdiction of the Courts of England and Wales.